Contact:	Joyce Thomas
Caesars Acquisition Company
(702) 880-4707

Caesars Acquisition Company Reports Second Quarter 2014 Results

LAS VEGAS, August 11, 2014 - Caesars Acquisition Company (NASDAQ: CACQ) today reported the following results for Caesars Growth Partners, LLC ("CGP LLC") for the second quarter 2014. Caesars Acquisition Company ("CAC") was formed to make an investment in CGP LLC, owns 100% of the voting membership units and accounts for its investment under the equity method.

•	Achieved another strong quarter in the Interactive Entertainment segment with revenues and Adjusted EBITDA up 95.4% and 118.9% year over year, respectively

•
Posted consistent operating results in the Casino Properties and Development segment with revenues up 13.6% year over year driven primarily from the opening of the Cromwell in May 2014 and positive non-gaming trends

•	Applied for a gaming license to develop Caesars New York, an $880 million luxury casino resort in Woodbury, NY

•	Extended the existing portfolio of assets into key destination markets with the purchase of Bally’s Las Vegas, The Cromwell, The Quad Resort & Casino, and Harrah’s New Orleans

•	Announced the conversion of The Quad to The LINQ Hotel & Casino, a transformation that will complement the entire LINQ experience

Operating Results of CGP LLC and Predecessor Growth Partners
The financial information for the three and six months ending June 30, 2014 reflects the financial statements of CGP LLC on a consolidated basis, giving regard to all impacts of the October 21, 2013 formation transaction.
The financial information for the three and six months ended June 30, 2013 does not reflect the impacts of the formation transaction, including the recording of non-controlling interest or the determination of taxes in accordance with the LLC structure of CGP LLC. Instead, this financial information, referred to herein as Predecessor Growth Partners, presents the combination of those assets and entities that were purchased by or contributed to CGP LLC, as the financial information was derived from the historical accounting records and consolidated financial statements of Caesars Entertainment Corporation.
In May 2014, a subsidiary of CGP LLC acquired Bally’s Las Vegas, The Cromwell, The Quad Resort & Casino, and Harrah’s New Orleans from Caesars Entertainment Operating Company, Inc. Because these acquisitions were accounted for as transactions among entities under common control, the financial information herein includes the financial results for these properties as if those businesses were combined into the CGP LLC reporting entity for all periods presented for both years. Therefore, the financial information contained herein provides comparable results for all periods presented.

	CGP LLC	Predecessor Growth Partners	Percent Favorable/(Unfavorable)	CGP LLC	Predecessor Growth Partners	Percent Favorable/(Unfavorable)
	Three Months Ended June 30,			Six Months Ended June 30,
(In millions)	2014	2013		2014	2013
Interactive entertainment net revenues	$144.6	$74.0	95.4%	$268.8	$142.1	89.2%
Casino properties and developments net revenues	294.1	258.9	13.6%	586.1	527.4	11.1%
Total net revenues	438.7	332.9	31.8%	854.9	669.5	27.7%
Income/(loss) from operations	28.9	51.6	(44.0)%	(7.9)	54.2	(114.6)%
Adjusted EBITDA (1)	104.9	88.1	19.1%	206.0	175.3	17.5%
________________________________________

(1)
Adjusted Earnings before Interest Income/Expense, Income Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure that is reconciled to its most comparable GAAP measure later in this release. Adjusted EBITDA is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of capital investment decisions made for the long-term benefit of CGP LLC and Predecessor Growth Partners.

Management Commentary
“Caesars Growth Partners, LLC reported strong second quarter results, with both operating segments delivering growth year over year,” said Mitch Garber, chief executive officer of Caesars Acquisition Company. “Looking ahead, we are excited about opening Horseshoe Baltimore on August 26th as well as the first phase of room renovations at The Quad later this year. The transformation of The Quad into The LINQ Hotel and Casino will provide a social lifestyle experience through modern offerings and is expected to drive improved performance at the property. We also announced our intent to develop Caesars New York in Woodbury which, if approved, would add another attractive market to our portfolio, further reinforcing our growth strategy. With the Interactive Entertainment segment generating positive cash flow, we remain confident that our strategy to develop new projects and maintain investments to expand our casino and interactive businesses will reap benefits to the asset portfolio.”
Financial Results
Net revenues for the second quarter 2014 increased by $105.8 million or 31.8% compared with 2013, driven by strong performance in both operating segments, the opening of Cromwell in May 2014 and by Caesars Interactive Entertainment's ("CIE") first quarter 2014 acquisition of Pacific Interactive. Income from operations for the second quarter 2014 was $28.9 million as compared to income from operations of $51.6 million for the same period in 2013. The decrease in income from operations is primarily attributable to an increase in the fair value of contingent consideration from previous acquisitions and increased expenses at the Quad, primarily due to the O’Sheas lease expense, and increased pre-opening expenses associated with the Horseshoe Baltimore. These adverse impacts on income from operations were partially offset by the income impact of increased revenues. Adjusted EBITDA increased $16.8 million or 19.1% in the second quarter 2014 as compared with the second quarter 2013, primarily driven by the income impact of increased revenues.
Reportable Segments Operating Results
Interactive Entertainment

	CGP LLC	Predecessor Growth Partners	Percent Favorable/(Unfavorable)	CGP LLC	Predecessor Growth Partners	Percent Favorable/(Unfavorable)
	Three Months Ended June 30,			Six Months Ended June 30,
(In millions)	2014	2013		2014	2013
Net revenues	$144.6	$74.0	95.4%	$268.8	$142.1	89.2%
Income/(loss) from operations	(20.5)	10.8	(289.8)%	(16.0)	(27.1)	(41.0)%
Adjusted Segment EBITDA(1)	44.0	20.1	118.9%	74.3	41.3	79.9%

________________________________________

(1)	See "Reconciliation of Net (Loss)/Income to Adjusted EBITDA.
 Interactive Entertainment net revenues increased by $70.6 million for second quarter 2014 compared to the same period in 2013, as a result of the combination of the first quarter 2014 acquisition of Pacific Interactive and overall strong performance in the social and mobile games business. Loss from operations for the three months ended June 30, 2014 was $20.5 million, compared with an income from operations of $10.8 million for the three months ended June 30, 2013. Loss from operations for the three months ended June 30, 2014 includes an expense of $31.9 million associated with the increase in fair value of contingent consideration and an impairment charge of $15.5 million associated with the impairment of intangible assets related to the anticipated closure of one of CIE's development studios. Absent these charges, income from operations would have increased, primarily attributable to the income impact of increased revenues. Adjusted Segment EBITDA increased in the second quarter

2014 as compared with the second quarter of 2013, driven by the income impact of increased revenues, partially offset by increased marketing expenses.
Performance Metrics - Interactive Entertainment Social and Mobile Games
The table below shows the results of CIE's social and mobile games business using financial and operating metrics for the periods indicated. User statistics are presented in thousands of users, and average revenues per user is presented in dollars.

	Jun. 30, 2014	Mar. 31, 2014(1)	Dec. 31, 2013(2)	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013
Average Daily Active Users(3)	5,681	5,704	4,639	4,803	4,952	5,259
Average Monthly Active Users(3)	18,575	19,597	15,914	16,354	16,962	17,695
Average Monthly Unique Users(3)	16,794	17,370	13,908	14,615	14,941	16,052
Average Monthly Unique Payers(3)	539	511	322	293	279	292
Average Revenue Per User	$0.26	$0.24	$0.21	$0.17	$0.16	$0.14
________________________________________

(1)	Operating metrics include numbers from Pacific Interactive only after its February 2014 acquisition by CIE.

(2)	Presents the aggregate of Predecessor Growth Partners for the period from October 1 through October 21, 2013, and CGP LLC for the period from October 22 through December 31, 2013.

(3)
CIE systems cannot always distinguish unique individuals playing games in multiple sessions in the same day or in a 30-day period ending with the measurement date, playing the same game across multiple platforms, or playing different titles offered by CIE. Thus, users who play multiple titles or multiple platforms may be counted as more than one user within the respective operating metrics.

During the second quarter of 2014, CIE’s social and mobile games business had approximately 539 thousand average Monthly Unique Payers, or 3.2% of the total number of average Monthly Unique Users on the social and mobile platforms purchase virtual goods during this period, which was approximately a 140 basis point increase year over year.
Casino Properties and Developments

	CGP LLC	Predecessor Growth Partners	Percent Favorable/(Unfavorable)	CGP LLC	Predecessor Growth Partners	Percent Favorable/(Unfavorable)
	Three Months Ended June 30,			Six Months Ended June 30,
(In millions)	2014	2013		2014	2013
Net revenues (1)	$294.1	$258.9	13.6%	$586.1	$527.4	11.1%
Income from operations (1)	31.7	40.8	(22.3)%	67.5	81.3	(17.0)%
Adjusted Segment EBITDA(1)(2)	66.6	68.0	(2.1)%	138.2	134.0	3.1%
________________________________________

(1)
The financial information herein includes the financial results for Bally's Las Vegas, The Cromwell, The Quad Resort & Casino, and Harrah's New Orleans as if those business were combined into the Predecessor Growth Partners and CGP LLC reporting entities for all periods presented.

(2)	See Reconciliation of Net (Loss)/Income to Adjusted EBITDA later in this release.
 Casino Properties and Developments net revenues for second quarter of 2014 increased by $35.2 million when compared with 2013. Gaming revenues increased to $175.7 million in the second quarter 2014 from $161.1 million in the second quarter 2013 due to the opening of Cromwell in May 2014 and stronger organic results in both slot and table win.
Rooms revenues for the three months ended June 30, 2014 and 2013 were $64.9 million and $64.3 million, respectively. Cash average daily room rates for the three months ended June 30, 2014 increased to $108, or approximately 22.7%, when compared to $88 for the same period in 2013 due primarily to the new tower that opened in the fourth quarter of 2013 at Bally's Las Vegas. Average daily occupancy was 92.8% in the second quarter of 2014 and 91.4% in the second quarter of 2013. Revenue per available room ("RevPar") for the three months ended June 30, 2014 and 2013 was $102 and $86, respectively. The revenue impact of favorable trends in room metrics was mostly offset by a lower number of rooms available due to room renovations at the Quad.
Food and beverage revenues for the three months ended June 30, 2014 and 2013 were $57.1 million and $49.6 million, respectively. This increase in revenues was driven largely by new offerings that opened in 2014 such as Giada at The Cromwell, O'Sheas at The Quad and Pinup Pizza at Planet Hollywood.
Other revenues increased 65.7% in second quarter 2014 when compared to 2013 primarily due to the opening of Drai’s at The Cromwell and enhanced entertainment options at the new Axis Theater at Planet Hollywood.
Income from operations decreased to $31.7 million in second quarter 2014, compared with $40.8 million in 2013 as the income impact of increased revenues was more than offset by the combination of increased expenses at the Quad, primarily due to the O’Sheas lease expense, and increased pre-opening expenses associated with Horseshoe Baltimore.

Liquidity and Capital Resources
As of June 30, 2014, third-party debt outstanding at CGP LLC was $2,262.7 million. This amount includes debt of the consolidated subsidiary, Caesars Growth Properties Holdings, LLC, of $2,007.0 million. Debt payable to related parties was $39.8 million. Cash and cash equivalents totaled $495.6 million at June 30, 2014. Subsequent to the end of the quarter, we received $451.9 million in connection with the Caesars Entertainment Operating Company notes purchase transaction.
Recent Developments and Subsequent Events
Because significant recent developments and subsequent events related to our equity method investee could be impactful to our financial performance, we have elected to include disclosure of such items herein.
Proposed Development of Woodbury Casino, LLC
On June 30, 2014, CGP submitted its application to the New York State Gaming Facility Location Board for a gaming license to develop Caesars New York, an $880.0 million casino resort in Woodbury, NY. The property will be managed by Caesars Entertainment and its affiliates. The proposed resort will include approximately 300 hotel rooms, suites and villas, 2,560 slot machines, 190 table games and 50 poker tables. Caesars New York will also include entertainment space, suited for business meetings, celebrations, entertainment and WSOP circuit events. In addition, the resort will feature various food and beverage options that are similar to those at existing Caesars properties.
Caesars Interactive Entertainment, Inc. Liquidity Plan
On July 30, 2014, the Committee approved the repurchase of approximately $13.2 million in shares underlying stock options and owned shares. The offer to purchase shares/vested options of CIE is expected to close in August 2014.
Purchase of Bonds by CEOC
On May 5, 2014 CGP LLC entered into a note purchase agreement to sell certain bonds held by a subsidiary of CGP LLC. On July 29, 2014, CGP LLC received $451.9 million of consideration (including accrued and unpaid interest) in connection with the CEOC notes purchase transaction.
Dividend Distribution
On August 6, 2014, Growth Partners effectuated a distribution of 100% of the Senior Notes as a dividend to its members, pro rata based upon each member’s ownership percentage in Growth Partners (the “Notes Distribution”). CAC, as a member of Growth Partners and the holder of 42.4% of the economic interests in Growth Partners, received in connection with the Notes Distribution $137,457,000 in aggregate principal amount of the 6.50% Senior Notes and $151,443,000 in aggregate principal amount of the 5.75% Senior Notes.
Conference Call Information
Caesars Acquisition Company will host a conference call at 5:30 a.m. Pacific Time Monday, August 11, 2014, to review its second-quarter results. The call will be accessible in the Investor Relations section of www.caesarsacquisitioncompany.com.
If you would like to ask questions and be an active participant in the call, you may dial (844) 231-6441, or (832) 412-1752 for international callers, and enter Conference ID 55918372 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company's website for 90 days after the event.
About Caesars Acquisition Company
Caesars Acquisition Company was formed to make an equity investment in Caesars Growth Partners, LLC, a joint venture between CAC and Caesars Entertainment Corporation (NASDAQ: CZR), the world's most diversified casino entertainment provider and the most geographically diverse U.S. casino-entertainment company. CAC is Caesars Growth Partners, LLC's managing member and sole holder of all of its outstanding voting units. For more information, please visit www.caesarsacquisitioncompany.com.
About Caesars Growth Partners, LLC
Caesars Growth Partners, LLC is a casino asset and entertainment company focused on acquiring and developing a portfolio of high-growth operating assets and equity and debt investments in the gaming and interactive entertainment industries. Through its two businesses-Interactive Entertainment and Casino Properties and Developments-Caesars Growth Partners focuses on acquiring or developing assets with strong value creation potential and leveraging interactive technology with its well-known online and mobile game portfolio and leading brands. Assets include Caesars Interactive Entertainment (with its social and mobile games, the World Series of Poker and regulated online real money gaming businesses), Planet Hollywood, Bally’s Las Vegas, The Cromwell, The Quad Resort & Casino, Harrah’s New Orleans and Horseshoe Baltimore (currently being developed by a joint venture). Through its relationship with Caesars Entertainment, Caesars Growth Partners has the ability to access Caesars Entertainment’s proven management expertise, brand equity, Total Rewards loyalty program and structural synergies. For more information, please visit www.caesarsacquisitioncompany.com.
Forward Looking Information
This release contains or may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue," or "pursue," or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements and are found at various places throughout this release. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this release, are based on our current expectations about future events and are necessarily estimates reflecting the best judgment of management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of CAC and CGP LLC may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein):

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues, including the renovation of The Quad;

•
CAC and CGP LLC's dependence on Caesars Entertainment and its subsidiaries to provide support and services, as well as CGP LLC's dependence on Caesars Entertainment’s senior management’s expertise and its participation in Caesars Entertainment’s Total Rewards loyalty program;

•	the adverse effects if Caesars Entertainment or any of its subsidiaries were to default on certain debt obligations;

•	the adverse effects if Caesars Entertainment or any of its subsidiaries were to file for bankruptcy or be subjected to an involuntary bankruptcy by its creditors;

•	Caesars Entertainment's interests may conflict with CGP LLC’s interests and Caesars Entertainment may possibly keep all potential development opportunities for itself;

•
the effects if a third-party successfully challenges Caesars Entertainment or its affiliates ownership of, or right to use, the intellectual property owned or used by subsidiaries of Caesars Entertainment, which CIE licenses for use in its businesses;

•
CIE's reliance on its affiliate relationship with subsidiaries of Caesars Entertainment to obtain and/or maintain online gaming licenses by virtue of such subsidiaries ownership of a physical gaming facility in certain jurisdictions, such as New Jersey;

•	the difficulty of operating CGP LLC’s business separately from Caesars Entertainment and managing that process effectively could take up a significant amount of management’s time;

•	CGP LLC's business model and short operating history;

•
CGP LLC's ability to realize the anticipated benefits of current or potential future acquisitions and the ability to timely and cost-effectively integrate assets and companies that CGP LLC acquires into its operations;

•	the adverse effects of extensive governmental regulation and taxation policies, which are applicable to CGP LLC, are enforced;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	the sensitivity of CGP LLC’s business to reductions in discretionary consumer spending;

•	the rapidly growing and changing industry in which CGP LLC operates, such as CIE's social and mobile games business and internet gaming business;

•	any failure to protect CGP LLC’s trademarks or other intellectual property, such as CIE's ownership of the WSOP trademark;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•
the effects of competition, including locations of competitors and operating and market competition, particularly the intense competition our Las Vegas assets face from other hotel casino resorts in Las Vegas and the competition Horseshoe Baltimore will face from other regional casinos and resorts;

•	the uncertainty surrounding whether CIE’s games, such as Slotomania, will retain their popularity;

•	CIE's ability to launch new games on new and emerging platforms;

•	CIE's reliance on a small portion of its total players for nearly all of its revenue from its social and mobile games;

•	CGP LLC's ability to expand into international markets in light of additional business, regulatory, operational, financial and economic risks associated with such expansion;

•
evolving regulations concerning the social and mobile games industry as well as data privacy, including, but not limited to, the effect of U.S. and foreign laws, some of which are unsettled and still developing;

•	the low barriers to entry and intense competition of social and mobile games industry could have adverse effect on CIE and CGP LLC;

•	evolving U.S. and foreign laws could subject CIE to claims and prevent CIE from providing its current games to players or to modify its games;

•
the effect on CGP LLC's business strategy if real money online poker is not legalized in states other than Delaware, Nevada or New Jersey in the United States or is legalized in an unfavorable manner; and

•	political and economic uncertainty created by terrorist attacks and other acts of war or hostility.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. CAC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ACQUISITION COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions, except per share data)

	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014
Revenues	$—	$—
Operating expenses	(8.2)	(14.1)
Income from equity method investment in Caesars Growth Partners, LLC	21.3	30.6
Income before provision for income taxes	13.1	16.5
Provision for income taxes	(4.7)	(5.9)
Net income	$8.4	$10.6

Earnings per share - basic and diluted	$0.06	$0.08
Weighted average common shares outstanding - basic and diluted	135.8	135.8

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions)

	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014
Revenues
Interactive Entertainment
Social and mobile games	$134.4	$250.1
WSOP and online real money gaming	10.2	18.7
	144.6	268.8
Casino Properties and Developments
Casino	175.7	353.9
Food and beverage	57.1	114.0
Rooms	64.9	134.6
Other	38.6	68.9
Less: casino promotional allowances	(42.2)	(85.3)
	294.1	586.1
Net Revenues	438.7	854.9

Operating expenses
Interactive Entertainment - Direct
Platform fees	41.0	76.3
Casino Properties and Developments - Direct
Casino	92.8	184.3
Food and beverage	27.7	52.2
Rooms	17.6	36.4
Property, general, administrative and other	161.0	322.4
Write-downs, reserves, and project opening costs, net of recoveries	8.4	22.0
Management fees payable to related parties	8.7	11.6
Impairment of goodwill and intangible assets	15.5	15.5
Depreciation and amortization	32.8	61.0
Change in fair value of contingently issuable non-voting membership units	(27.6)	48.5
Change in fair value of contingent consideration	31.9	32.6
Total operating expenses	409.8	862.8
Income/(loss) from operations	28.9	(7.9)
Interest expense, net of interest capitalized	(62.4)	(79.6)
Interest income	—	1.0
Interest income - related party	51.3	100.1
Loss on extinguishment of debt	(23.2)	(23.8)
Loss before benefit from income taxes	(5.4)	(10.2)
Benefit from income taxes	15.3	6.1
Net income/(loss)	9.9	(4.1)
Net loss attributable to non-controlling interests	2.9	9.4
Net income attributable to Caesars Growth Partners, LLC	$12.8	$5.3

PREDECESSOR GROWTH PARTNERS
COMBINED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions)

	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013
Revenues
Interactive Entertainment
Social and mobile games	$70.7	$137.3
WSOP and online real money gaming	3.3	4.8
	74.0	142.1
Casino Properties and Developments
Casino	161.1	337.2
Food and beverage	49.6	102.3
Rooms	64.3	124.0
Other	23.3	44.4
Less: casino promotional allowances	(39.4)	(80.5)
	258.9	527.4
Net revenues	332.9	669.5

Operating expenses
Interactive Entertainment - Direct
Platform fees	22.0	43.1
Casino Properties and Developments - Direct
Casino	80.1	170.4
Food and beverage	21.9	45.0
Rooms	17.6	34.4
Property, general, administrative and other	107.8	204.4
Write-downs, reserves, and project opening costs, net of recoveries	6.4	11.0
Management fees payable to related parties	4.4	8.9
Depreciation and amortization	24.6	49.2
Change in fair value of contingent consideration	(3.5)	48.9
Total operating expenses	281.3	615.3
Income from operations	51.6	54.2
Interest expense, net of interest capitalized	(17.1)	(34.6)
Interest income - related party	42.5	83.1
Loss on extinguishment of debt	(0.2)	(0.2)
Other income, net	0.2	0.5
Income before provision for income taxes	77.0	103.0
Provision for income taxes	(24.3)	(33.6)
Net income	52.7	69.4
Net (income)/loss attributable to non-controlling interests	(0.6)	1.2
Net income attributable to Predecessor Growth Partners	$52.1	$70.6

CAESARS GROWTH PARTNERS, LLC AND PREDECESSOR GROWTH PARTNERS
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET (LOSS)/INCOME TO ADJUSTED EBITDA
(UNAUDITED)

Adjusted Earnings before Interest income/expense, Income Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure that is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of capital decisions made for the long-term benefit of CGP LLC and Predecessor Growth Partners. Because not all companies use identical calculations, the presentation of CGP LLC's and Predecessor Growth Partners' EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	For the Three Months Ended June 30, 2014
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net (loss)/income	$(2.4)	$(4.2)	$16.5	$9.9
(Benefit from)/provision for income taxes	(19.4)	4.1	—	(15.3)
(Loss)/income before income taxes	(21.8)	(0.1)	16.5	(5.4)
Interest expense, net of interest capitalized	1.3	8.6	52.5	62.4
Interest income, including related party	—	—	(51.3)	(51.3)
Depreciation and amortization	7.5	25.2	0.1	32.8
Segment EBITDA	(13.0)	33.7	17.8	38.5
Loss on early extinguishments of debt (a)	—	23.2	—	23.2
Write-downs, reserves, and project opening costs, net of recoveries (b)	—	8.4	—	8.4
Change in fair value of contingently issuable non-voting membership units (c)	—	—	(27.6)	(27.6)
Change in fair value of contingent consideration (d)	31.9	—	—	31.9
Acquisition and integration costs	0.6	1.1	4.1	5.8
Impairment of goodwill and intangible assets	15.5	—	—	15.5
Stock-based compensation (e)	8.1	—	—	8.1
Other (f)	0.9	0.2	—	1.1
Adjusted EBITDA	$44.0	$66.6	$(5.7)	$104.9

	For the Three Months Ended June 30, 2013
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net income	$9.5	$15.6	$27.6	$52.7
Provision for income taxes	0.8	8.6	14.9	24.3
Income before income taxes	10.3	24.2	42.5	77.0
Interest expense, net of interest capitalized	0.5	16.6	—	17.1
Interest income, including related party	—	—	(42.5)	(42.5)
Depreciation and amortization	3.9	20.7	—	24.6
Segment EBITDA	14.7	61.5	—	76.2
Other income, net	—	(0.2)	—	(0.2)
Loss on early extinguishments of debt (a)	—	0.2	—	0.2
Write-downs, reserves, and project opening costs, net of recoveries (b)	—	6.4	—	6.4
Change in fair value of contingent consideration (d)	(3.5)	—	—	(3.5)
Acquisition and integration costs	0.2	—	—	0.2
Stock-based compensation (e)	7.9	—	—	7.9
Other (f)	0.8	0.1	—	0.9
Adjusted EBITDA	$20.1	$68.0	$—	$88.1
________________________________________
(a) - (f) See footnotes on next page

	For the Six Months Ended June 30, 2014
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net (loss)/income	$(0.3)	$7.0	$(10.8)	$(4.1)
(Benefit from)/provision for income taxes	(17.7)	11.6	—	(6.1)
(Loss)/income before income taxes	(18.0)	18.6	(10.8)	(10.2)
Interest expense, net of interest capitalized	2.0	25.1	52.5	79.6
Interest income, including related party	—	—	(101.1)	(101.1)
Depreciation and amortization	13.6	47.3	0.1	61.0
Segment EBITDA	(2.4)	91.0	(59.3)	29.3
Loss on early extinguishments of debt (a)	—	23.8	—	23.8
Write-downs, reserves, and project opening costs, net of recoveries (b)	—	22.0	—	22.0
Change in fair value of contingently issuable non-voting membership units (c)	—	—	48.5	48.5
Change in fair value of contingent consideration (d)	32.6	—	—	32.6
Acquisition and integration costs	0.6	1.1	4.3	6.0
Impairment of goodwill and intangible assets	15.5	—	—	15.5
Stock-based compensation (e)	26.4	—	—	26.4
Other (f)	1.6	0.3	—	1.9
Adjusted EBITDA	$74.3	$138.2	$(6.5)	$206.0

	For the Six Months Ended June 30, 2013
(In millions)	Interactive Entertainment	Casino Properties and Developments	Other	Total
Net (loss)/income	$(14.9)	$30.3	$54.0	$69.4
(Benefit from)/provision for income taxes	(13.2)	17.7	29.1	33.6
(Loss)/income before income taxes	(28.1)	48.0	83.1	103.0
Interest expense, net of interest capitalized	1.1	33.5	—	34.6
Interest income, including related party	—	—	(83.1)	(83.1)
Depreciation and amortization	7.8	41.4	—	49.2
Segment EBITDA	(19.2)	122.9	—	103.7
Other income, net	(0.1)	(0.4)	—	(0.5)
Loss on early extinguishments of debt (a)	—	0.2	—	0.2
Write-downs, reserves, and project opening costs, net of recoveries (b)	—	11.0	—	11.0
Change in fair value of contingent consideration (d)	48.9	—	—	48.9
Acquisition and integration costs	0.2	—	—	0.2
Stock-based compensation (e)	10.4	0.1	—	10.5
Other (f)	1.1	0.2	—	1.3
Adjusted EBITDA	$41.3	$134.0	$—	$175.3
________________________________________

(a)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(b)	Amounts primarily represent development costs related to the construction and planned casino operations of Horseshoe Baltimore and the construction of Cromwell.

(c)
Amount represents the change in fair value of contingently issuable membership units associated with the CIE earn-out calculation related to the transactions establishing CGP LLC. The total liability represents the estimated fair value of CGP LLC non-voting membership units to be issued to a subsidiary of Caesars Entertainment.

(d)	Amounts represent the change in fair value of contingent consideration for CIE acquisitions.

(e)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock units.

(f)	Amounts represent other add-backs and deductions to arrive at Adjusted EBITDA but not separately identified, such as lobbying expenses.